Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of January 17, 2011 (the “Effective Date”), by and between ROBERT H. ROTHENBERG, (the “Employee”) and OSL Holdings, Inc (the “Company”).

WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1)	Employment. Subject to the terms and conditions set forth in this Agreement, the Company offers and the Employee hereby accepts employment, effective as of the Effective Date.

2)
Initial Term. Subject to earlier termination as provided in Section 5 hereof, this Agreement and the Employee’s employment shall continue for an Initial Term of two (2) years, commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”).

a)
After the Initial Term, and subject to earlier termination as provided in Section 5 hereof, this Agreement shall renew for successive, additional one (1) year periods (each additional year, a “Renewal Term”) commencing on the second anniversary of the Effective Date, and on each anniversary thereafter, unless terminated by written notice from either party to the other not less than ninety (90) days prior to the expiration of the then Term, on the terms and conditions as they exist on the last day of the existing Term or Renewal Term, as the case may be (the term of this Agreement, as it may be from time to time modified and in effect, the “Term”).

b)	The Initial Term and the Renewal Terms (if any) are sometimes collectively referred to herein as the “Term”.

3)
Capacity and Performance. During the Term, the Employee shall serve the Company as its President (and Chief Strategy Officer). The Employee shall comply with and perform, faithfully, diligently and to the best of his ability, such duties as are customary for President and Chief Strategy Officer or such duties as may from time to time be vested in or requested of him by the CEO and/or Board of Directors of the Company (the “CEO and/or Board of Directors” are hereinafter collectively referred to herein as the “Board”).

4)
Compensation and Benefits. As compensation for the satisfactory performance by the Employee of his duties and obligations hereunder to the Company and subject to the provisions of Section 5, the Company shall pay to Employee the following:

a)
Base Salary During Term. Commencing on or about January 17, 2012, the Employee began receiving an annualized base salary (the “Base Salary”) of $240,000 which shall continue through the pay period ending on or about January 17, 2014.

i)
Thereafter, the Base Salary will be reviewed annually by the Board based upon the performance of both the Employee and the Company, with any positive adjustments to Base Salary to be made at the discretion of the Board.

ii)
The Base Salary shall be payable by the Company to the Employee in equal installments on the dates that payments of salary are regularly made by the Company to its Employees, subject to deductions for taxes and contribution for benefits, if any, in accordance with the Company’s regular payroll practices.

b)
Signing Compensation:  The Company shall pay a signing bonus of $50,000 to cover consulting time Employee expended prior to signing employment agreement.  The signing bonus will be paid in equal installments on a weekly basis over the first 90 days of the agreement.

c)
Bonus.  In addition to the base salary outlined in (a), the Company may pay you a bonus of up to Hundred Thousand Dollars ($100,000) per year as set forth below in the Schedule A of this Agreement. This bonus plan and the base salary shall be revisited once a year based on a performance review to be conducted annually, with the first review taking place on or around nine (9) months from your start date of employment.

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d)
Benefits.  During the Term and subject to any contribution therefore generally required of Employees of the Company of similar position and responsibility, the Employee shall be entitled to participate in all employee benefits plans from time to time adopted by the Company and in effect for employees of the Company in similar positions, including 401(k), and medical plans. Such participation shall be subject to (1) the terms of the applicable plan documents, (2) generally applicable Company policies and (3) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company’s current plans and policies shall govern all other benefits. The Company may alter, modify, add to, or eliminate its employee benefits plans at any time as the Company and/or the Board, in its sole judgment, determines to be appropriate. The Company agrees to maintain 401(k), and medical plans substantially similar to those Company plans in effect immediately prior to the Effective Date.

i)	At the current moment, the benefits provided for Executives of the Company of similar position and responsibility include “Full Coverage for Employee and Dependents”.

e)
Expenses. The Company shall pay or reimburse the Employee for all reasonable travel and other properly documented expenses incurred by the Employee in performing his duties under this Agreement in accordance with the Company’s policies relating thereto.

f)
Vacation. During the Term, the Employee shall be entitled to receive up to twenty (25) days of Paid Time Off (PTO) per year on an accrual basis.  PTO includes vacation, personal, sick and floating days.  All PTO shall be accrued and used in accordance with the Company’s policies relating thereto in the then current Employee Handbook.

i)
Stock Award. The Company anticipates delivery of Company stock and/or Equity to certain of its Employees.   Employee will be entitled to 500,000 shares at signing of the employment agreement and 500,000 shares each year (or the appropriate equivalent), that will vest monthly in equal increments each year of employment.

5)
Termination of Employment. Notwithstanding the provisions of Section 2 hereof, the Employee’s employment and this Agreement shall terminate prior to the expiration of the Term under any of the following circumstances:

a)
Death or Disability. In the event of the Employee’s death or Disability during the Term, the Employee’s employment and this Agreement shall immediately and automatically terminate and the Company shall pay to the Employee (or in the case of death, the Employee’s designated beneficiary or, if no beneficiary has been designated by the Employee, his estate), any Base Salary earned or unearned through the date of the original term but unpaid through the date of death or Disability, after which Company shall have no further obligation or liability to the Employee relating to Employee’s employment by the Company or this Agreement (other than as it relates to any non-voting shares/options of the Company owned by Employee).  For the purposes of this Agreement “Disability” shall mean any physical or mental incapacity as a result of which the Employee is unable to perform substantially all his duties and responsibilities for an aggregate of 180 days, whether or not consecutive, during any twelve month period.

b)	By the Company for Cause.

i)
The Company may terminate the Employee’s employment and this Agreement for Cause at any time during the Term. Upon such termination, the Company shall have no further obligation or liability to the Employee relating to the Employee’s employment by the Company or this Agreement, other than Base Salary earned but unpaid through the date of termination or as it relates to any non-voting shares/options of the Company owned by Employee.

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ii)
The following events or conditions shall constitute “Cause” for purpose of Employee’s employment: (1) the Employee’s refusal or failure to render services to the Company in accordance with his obligations under this Agreement if such failure or refusal continues for more than ten (10) days after written notice from the Company to the Employee setting forth the specifics of the Employee’s breach; (2) the commission by the Employee of any act of gross negligence, dishonesty or breach of fiduciary duty towards the Company; (3) the conviction of the Employee of any felony or any act involving dishonesty, fraud, theft or breach of trust.

c)
By the Company Other than for Cause. Company may terminate the Employees employment and this Agreement at any time without Cause during the Initial Term or any Renewal Term.  If Employee is discharged without Cause during the Term,  Employee shall be entitled to (i) receive Base Salary and continuation of benefits through the date of discharge, and (ii) upon delivery of a general release satisfactory to Company and so long as Employee is in full compliance with his obligations under Section 6 during the entire Non-Competition Period (as hereunder defined), Employee shall receive continuation of Base Salary for a period of six (6) months; provided, however that payment of the “post termination” compensation shall be paid in equal installments spread across the term of Employee’s Non-Competition Period.  Thereafter, Company shall have no further obligations or liabilities to Employee under the Employment Agreement (other than as relates to any non-voting shares/options of the Company owned by Employee) or otherwise arising from Employee’s employment with, or termination of that employment by the Company.

i)
If Company elects not to renew this Agreement at the conclusion of the Initial Term, Company shall either (i) pay Employee’s Base Salary and benefits through the expiration date of the Initial Term or, (ii) at the election of Company and upon delivery of a general release satisfactory to Company, and so long as Employee is in full compliance with his obligations under Section 6 during the entire Non-Competition Period (as hereunder defined) pay Employee severance equal to six (6) months of Base Salary.  Payment of severance compensation shall be spread across the entire term of Employee’s Non-Competition Period.  Thereafter, Company shall have no further obligations or liabilities to Employee under the Employment Agreement (other than as relates to any non-voting shares/options of the Company owned by Employee) or otherwise arising from Employees employment with, or termination of that employment by the Company.

ii)
The Employee shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment. However, if the Employee shall obtain other employment during the Non-Competition Period or during any period in which the Employee is receiving continued payments, and the annualized salary for the other employment is greater than that of the Employee’s base salary at the time of termination, the payments to be made by the Company under this Section 5(c) shall cease immediately.

d)
By the Employee.   If the Employee terminates this Agreement and/or his employment with the Company for any reason other than Good Reason, death or Disability, the Company shall have no further obligation or liability to the Employee relating to the Employee’s employment or this Agreement (other than as relates to any non-voting shares/options of the Company owned by Employee) except for any Base Salary earned but unpaid and any reasonable, properly documented and approved business expenses incurred but unreimbursed through the date of termination.

i)
For purposes of this Agreement, “Good Reason” for termination by Employee (who shall provide thirty (60) days advance written notice if requested by the Company) shall exist if (a) the Company breaches this Agreement in any material respect, which it refuses to correct within ten (10) days following written notice of same from Employee setting forth the specifics of Company’s alleged breach.  In the event of such a termination, Employee shall receive the same post-termination compensation as would have been applicable in the event Company had terminated Employee other than for Cause.

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e)
Post-Agreement Employment. Upon the expiration of the Initial Term or any Renewal Term, this Agreement shall automatically be deemed to have terminated and the Company shall have no further obligations to Employee hereunder (other than as relates to any non-voting shares/options of the Company owned by Employee), including without limitation, any duty to provide severance pay to Employee. In the event the Employee remains in the employ of the Company following the expiration or termination of this Agreement, then such employment shall be on an at-will basis, unless otherwise agreed to in writing by the Company and the Employee.

6)	Confidentiality; Non-Competition.

a)
Confidentiality.     It is specifically understood and agreed that some of the Company’s business activities are confidential in nature and constitute trade secrets, including but not limited to the Company’s “know-how,” methods of business and operations, and proprietary and financial analyses and reports (all such information, the “Confidential Information”). All of the Confidential Information is and shall be the property of the Company for its own exclusive use and benefit, and the Employee agrees that he will hold all of the Confidential Information in strictest confidence and will not, at any time, either during or after his employment with the Company, use or permit the use of the same for his own benefit or for the benefit of others unless authorized to do so by the prior written consent of the Board or by a contract or agreement to which the Company is a party or is bound. The provisions of this Section 6(a) shall survive the termination of this Agreement indefinitely.

b)
Non-Competition.  In consideration of the mutual promises contained in this Agreement, including, without limitation, those involving the Confidential Information, compensation and termination, and in order to protect the Confidential Information and to reduce the likelihood of irreparable damage that would occur in the event the Confidential Information is provided to or used by a competitor of the Company, the Employee agrees that during the Term and for an additional period of twelve (6) months immediately following the Term (collectively the “Non-Competition Period”), not to engage in any Competitive Activity. For purposes of this Agreement, “Competitive Activity” shall mean engaging in any activity, without the prior written consent of the Company (which consent may be withheld in Company’s sole discretion), directly or indirectly, either through any form of ownership or as a director, officer, principal, agent, manager, employee, employer, adviser, consultant, stockholder, partner, or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person, firm, corporation, governmental or private entity of any nature whatsoever, that involves any of (i) office supply company; or, (ii) business activity, on behalf of any person or entity, that competes with the business of the Company.   If, during any period within the Non-Competition Period, the Employee is not in compliance with the terms of this Section 6(b), the Company shall be entitled to, among other remedies, compel compliance by the Employee of the terms of this Section 6(b) for an additional period equal to the period of such noncompliance. For purposes of this Agreement, the term “Non-Competition Period” shall also include this additional period. The Employee hereby acknowledges that the worldwide boundaries, scope of prohibited activities and the time duration of the provisions of this Section 6(b) are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company. The provisions of this Section 6(b) shall survive the termination of the Employee’s employment and can only be revoked or modified by a writing signed by the parties that specifically states an intent to revoke or modify this provision. The Company and the Employee agree and stipulate that the agreements and covenants not to compete contained in this Section 6(b) are fair and reasonable in light of all of the facts and circumstances of the relationship between the Employee and the Company; however, the Employee and the Company are aware that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of, and not in derogation of the provisions of this Section 6(b), the Company and the Employee agree that in the event a court should decline to enforce the provisions of this Section 6(b), that this Section 6(b) shall be deemed to be modified or reformed to restrict the Employee’s competition with the Company or its affiliates to the maximum extent, as to time, geography and business scope, that the court shall find enforceable; provided, however, in no event shall the provisions of this Section 6(b) be deemed to be more restrictive to the Employee than those contained herein

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c)
Non-Interference or Solicitation. In consideration of the numerous mutual promises contained in this Agreement, and in order to prevent the Employee from violating the provisions of Section 6(a) and 6(b), the Employee agrees that during his employment with the Company, during the Non-Competition Period and for an additional period of six months (6) months beyond the expiration of any Non-Competition Period, that neither Employee nor any individual, partner, limited partnership, corporation or other entity or business with which he is in any way affiliated, including, without limitation, any partner, limited partner, member, director, officer, shareholder or employee of any such entity or business, will solicit for employment or hire any person who is, or within the preceding six months was, an officer, manager, or employee of the Company.  In consideration of the mutual promises contained in this Agreement, and in order to prevent the Employee from violating the provisions of Section 6(a) and 6(b), the Employee further agrees that during the period beginning with the Effective Date, throughout the Non-Competition Period and for an additional period of six (6) months beyond the expiration of the Non-Competition Period, he shall not, directly or indirectly, as a manager, agent, consultant, stockholder, director, employee, employer, partner or in any other individual or representative capacity, solicit or encourage any customer, supplier, contractor, partner or investor of the Company or any of its affiliates with whom the Employee or Company had dealings or about whom the Employee acquired Confidential Information during his employment with the Company, to do business with any person or entity other than the Company or its affiliates, or reduce the amount or scope of business that it did with the Company and its affiliates as of the last day of Employee’s employment with the Company.

d)
Return of Documents.   The Employee agrees that at such time as his relationship with the Company is terminated (for whatever reason), the Employee shall not take with him, but will leave with the Company, all work product, Confidential Information, records, files, memoranda, reports, customer lists, supplier lists, documents and other information related to the conduct of the business, in whatever form (including on computer disk), and any copies thereof; or if such items are not on the premises of the Company, the Employee agrees to immediately return such items to the Company upon the Employee’s termination. The Employee acknowledges that all such items are and shall at all times remain the property of the Company.

7)	Effect of Termination. The provisions of this Section 7 shall apply in the event of termination of this Agreement and/or the Employee’s employment pursuant to Sections 2 or 5.

a)
Payment in Full. Payment by the Company to the Employee of any Base Salary and other amounts provided for herein shall constitute the entire obligation of the Company to the Employee; provided, however, that nothing in this Section 7(a) is intended or shall be construed to affect the rights and obligations of either the Company, or the Employee with respect to any loans, stock warrants, stock pledge arrangements, option plans or other agreements to the extent said rights or obligations survive the Employee’s termination of employment under the provisions of documents relating thereto.

b)
Termination of Benefits.  Except for any right to continuation of benefits coverage provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or other applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans as of the termination date of the Employee’s employment without regard to any continuation of Base Salary or other payments to the Employee following such termination date.

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c)
Cessation of Severance and Benefits.  If the Employee breaches his obligations under this Agreement, the Company may immediately cease payment of all severance and benefits described in this Agreement. The cessation of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including the right to seek specific performance or an injunction.

8)
Survival of Certain Provisions.  The obligations of the parties under Sections 6 and 7 of this Agreement shall expressly survive any termination of the Employee’s employment, regardless of the manner of such termination, or termination of this Agreement.

9)
Conflicting Agreements. The Employee hereby warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Employee is a party or is bound and that the Employee is not now subject to and will not enter into any agreements that would affect the performance of his obligations hereunder.

10)
Withholding.  All payments made by the Company under this Agreement shall be subject to and reduced by any federal, state and/or local taxes or other amounts required to be withheld by the Company under any applicable law.

11)	Miscellaneous.

a)
Assignment.  The Employee may not assign this Agreement or any interest herein but this Agreement shall inure to the benefit of the estate of the Employee or his legal successor upon death or Disability. The Company may assign this Agreement. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

b)
Waiver; Amendment.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of the Company to require the performance of any term or obligation of this Agreement, or the waiver by the Company of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Employee and the Company.

c)
Notices.  All notices, requests and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person against a receipt, by facsimile or by overnight air courier or four (4) business days after being deposited in the mail of the United States, postage prepaid, registered or certified, and addressed (i) in the case of the Employee, to the address set forth underneath his signature to this Agreement or (ii) in the case of the Company, at the address of the Company’s principal office on the date of the notice and to the attention of the CEO,  or to such other address as either party may specify by notice to the other, given in accordance with the provisions of this Section 11(c).

d)
Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Employee with respect to the terms and conditions of the Employee’s employment with the Company and supersedes and cancels all prior communications, agreements and understandings, written or oral, between the Employee and the Company, with respect to the terms and conditions of the Employee’s employment with the Company.

e)
Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which shall be original and all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile and, upon such delivery, the facsimile will be deemed to have the same effect as if the original signature had been delivered by the other party.

f)
Governing Law.  This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed and interpreted by the laws of the Commonwealth of Pennsylvania without giving effect to conflicts of laws principles. The parties hereto consent to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and of federal courts situated therein to hear all claims, disputes and causes of action arising out of this Agreement, and agree that the exclusive venue for all such claims shall be in either the Court of Common Pleas of Montgomery County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania.  Each party hereto stipulates and acknowledges that litigation of claims in any such court would not be unreasonable.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

OSL	ROBERT H. ROTHENBERG

By:	By:

Name:	Name:

Title:	Title:

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Schedule A

Bonus Plan

Set forth below is the Bonus Plan (“Plan”) from the Start Date of your employment with the Company and throughout your first year of employment with the Company. The terms and conditions set forth in this Plan shall not be amended or modified except by written notice executed by the Chief Executive Officer or the Chief Financial Officer of the Company.

Going forward, the performance-based bonus will be revisited once a clear set of goals can be set forth by the Company and mutually agreed upon between you and the Company annually, with the first review taking place within 60 days of your start date of employment.  If no plan is put in place by the company then the Plan will be based on

•	½ (uncapped) based on organic Net Revenue growth of client portfolio – for example
(i)	Bonus allocation per 1% of revenue growth from benchmark period (the benchmark period being defined as the 3-month monthly average prior to the Effective Date)
(ii)	No bonus below a certain growth
(iii)	Bonus allocation per additional 1% above a certain growth

•	½ (uncapped) based on Gross Profit of client portfolio –
(iv)
Bonus allocation for every month during which fully loaded Direct Costs of Services =<  certain growth of Net Revenues during first six months period and =< certain growth of Net Revenues during second six months period

•	Bonus shall be paid quarterly within Fifteen (15) days from the end of each Fiscal Quarter for any Bonus that was earned in that period.

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